EXHIBIT 99.1
Booking Holdings Completes the Acquisition of Getaroom
NORWALK, Conn., December 30, 2021-- Booking Holdings Inc. (NASDAQ: BKNG) today announced that it has successfully completed its previously announced plan to acquire Getaroom from Court Square Capital Partners for approximately $1.2 billion. Getaroom is a B2B distributor of hotel rooms, and will roll into Booking Holdings' Priceline brand to form a new Strategic Partnerships business unit with the Priceline Partner Network.
“By combining the technology and expertise of Getaroom and Priceline, we believe we can increase value for both hotel and affiliate partners," said Brett Keller, Chief Executive Officer of Priceline. "We are thrilled to welcome Getaroom to the Priceline family, and look forward to learning from each other to best support our partners.”
Getaroom will remain headquartered in Dallas and current Chief Executive Officer, Matt Davis, will lead Priceline's new Strategic Partnerships business unit.
About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world's leading provider of online travel and related services, provided to consumers and local partners in more than 220 countries and territories through six primary consumer-facing brands: Booking.com, Priceline, Agoda, Rentalcars.com, KAYAK and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit BookingHoldings.com and follow us on Twitter @BookingHoldings.
About Getaroom
Getaroom is a B2B-focused distributor of hotel rooms primarily serving leisure travelers within or traveling to North America. Getaroom's mission is to simplify the complexity and costs of global distribution for hotels and deliver a single supplier solution for partners around the world that desire to offer a hospitality experience to their members, employees or customers.